Jade Art Group Inc.
Reports Third Quarter 2010 Financial Results

Jade Art Group Inc, (OTCBB: JADA; “Jade Art" or the "Company"), a seller and distributor of raw jade in China, announced today its financial results for the third quarter and nine months ended September 30, 2010.

2010 Third Quarter Financial Highlights

•	Revenue was $2.3 million in the third quarter, down from $10.7 million of revenue recorded in the third quarter of 2009.
•	Gross profit was $1.4 million, compared to $9.2 million in the third quarter of 2009.
•	Net income in the third quarter of 2010 was $235,576, a decrease of 96% compared to net income of $6.3 million in the third quarter of 2009.

Third Quarter 2010 Financial Results

Jade Art Group's third quarter 2010 revenue was $2.3 million, representing a 78% decrease from the $10.7 million of revenue recorded in the comparable period in 2009. This decrease in revenue resulted from a reduced level of orders received from the Company’s major customers.

Gross profit for the third quarter was $1.4 million compared to $9.2 million for the same period last year, a direct result of the decrease in revenue.

Selling, general, and administrative expenses for the third quarter of 2010 were $130,832 as compared to $531,484 for the same period in 2009 due to a reduction in promotional costs.

Bad debt expense for the third quarter was $767,691. This bad debt expense results from delayed payments from our five major customers. As a result of these delayed payments, the Company has suspended shipments of raw jade to two of our customers. The Company will continue to monitor this situation and periodically reevaluate the adequacy of the bad debt reserve.

As a result, net income was $235,576 for the third quarter of 2010 as compared to $6.3 million of the third quarter of 2009. Basic and diluted earnings per share in the third quarter of 2010 were $0.00 as compared to $0.08 per basic and diluted share in the third quarter of 2009.

2010 First Nine Months Financial Results

Jade Art Group’s revenue for the first nine months of 2010 was $11.0 million, a decrease of $6.6 million or 37% from last year’s comparable period’s results. Gross profit for the first nine months of 2010 was $8.1 million, a decrease from the $14.2 million recorded in the first nine months of 2009.

Selling, general and administrative expenses for the nine months ended September 30, 2010 were $353,157 compared to last year’s level of $1,174,353. This 70% decrease reflects a reduction in promotional costs.

Bad debt expense for the first nine months of 2010 was $1,019,064 and there was no bad debt expense for the prior year’s comparable period

Income before taxes for the first nine months of 2010 and 2009 was $6.7 million and $13.0 million, respectively, representing a decrease of $6.3 million or 48% for the 2010 period.

Net income for the first nine months of 2010 was $4.5 million, a decrease of approximately 50% from $9.1 million for the nine months ended September 30, 2009. Basic and fully diluted earnings per share for the first nine months of 2010 was $0.06, while the basic and fully diluted earnings per share for the first nine months of 2009 were $ 0.11.

Financial Condition

As of September 30, 2010, Jade Art Group had cash and cash equivalents of $16.3 million, up from $147,392 as of December 31, 2009. Current assets and current liabilities as of September 30, 2010, were $22.4 million and $1.9 million, respectively, yielding working capital of $20.5 million.

About Jade Art Group Inc.

Jade Art Group Inc. is a seller and distributor in China of raw jade, which has uses ranging from decorative construction material for both the commercial and residential markets to high-end jewelry. For more information, please visit: http://www.jadeartgroupinc.com/.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that may include "forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements

Jade Art Group Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues	$2,330,773	$10,667,585	$11,024,888	$17,592,611
Cost of Sales	886,093	1,486,437	2,947,631	3,436,507
Gross Profit	1,444,680	9,181,148	8,077,257	14,156,104
Selling, General and Administrative Expenses	130,832	531,484	353,157	1,174,353
Bad Debt Expense	767,691	-	1,019,064	-
Income before Taxes	557,780	8,653,242	6,726,286	12,980,498
Provision for Income Taxes	322,204	2,359,012	2,176,331	3,876,945

Net Income	$235,576	$6,294,230	$4,549,955	$9,103,553
Basic weighted average shares	79,980,000	79,980,000	79,980,000	79,980,000
Diluted weighted average shares	79,980,000	79,980,000	79,980,000	80,300,755
Total Basic Earnings Per Share	$0.00	$0.08	$0.06	$0.11
Total Diluted Earnings Per Share	$0.00	$0.08	$0.06	$0.11

Jade Art Group Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

Assets	September 30, 2010	December 31, 2009
Current Assets
Cash and cash equivalents	$16,270,724	$147,392
Accounts receivable, net	5,913,817	7,502,004
Deferred tax assets	254,766	-
Total Current Assets	22,439,307	7,649,396
Acquisition deposit	-	8,787,089
Exclusive jade distribution rights, net	65,115,169	63,108,842
Total Assets	$87,558,325	$79,550,028

Liabilities and Stockholders’ Equity
Current Liabilities
Account payable and accrued liabilities	$584,679	$270,960
Due to related party	785,826	723,090
Taxes payable	566,436	2,050,385
Total Current Liabilities	1,936,431	3,044,435
Total Liabilities	1,936,431	3,044,035
Total Stockholders' Equity	85,621,384	76,505,593
Total Liabilities and Stockholders' Equity	$87,558,325	$79,550,028

Jade Art Group Inc.
Condensed Consolidated Statements of Cash Flow
(Unaudited)

	Nine Months Ended September 30,
	2010	2009
Net cash provided by operating activities	$6,751,225	$6,496,350
Net cash provided by investing activities	8,787,089	-
Net cash used in financing activities	-	(2,264,851)
Effect of exchange rate changes on cash	585,018	-
Net change in cash and cash equivalents	$16,123,332	$4,340,016